EXHIBIT 99.2


For release:                                                  Nov. 24, 1998



               ILLINOIS POWER RESOLVES FINANCIAL ISSUE SURROUNDING
                  POTENTIAL SALE OF ITS CLINTON POWER STATION

                 Accounting treatment for nuclear exit clarified

     DECATUR, Ill. (Nov. 24, 1998) -- Illinois Power announced today it has resolved a financial issue that would need to be addressed in the event it decides to sell or shut down the Clinton Power Station, its 950-megawatt nuclear generating facility.

     Illinois Power Controller Cindy G. Steward said the company is considering writing up the value of its fossil generating assets and writing down the value of its nuclear assets to reflect current market values, a move that would be taken only in conjunction with a decision to exit the nuclear business.

     The Securities and Exchange Commission this week confirmed for Illinois Power that such an accounting procedure would be acceptable if the company decides to exit the nuclear business. This determination removes a significant uncertainty and alleviates financial difficulties that otherwise could stem from the sale or shutdown of the plant.

     "Our goal is to resolve the financial risks of operating a single-unit nuclear plant," Steward said. "The SEC's concurrence with this accounting treatment is valuable input to our board's decision. This can give us an

ILLINOIS POWER
Nov. 24, 1998
Page 2

opportunity for a fresh start as we position Illinois Power and Illinova for swiftly changing and increasingly competitive energy markets."

     This accounting procedure, called a quasi-reorganization, is a transaction whereby a company restates the value of all its assets and liabilities to current market value. This would require the company to write down to market value the Clinton Station -- whose current book value, net of tax, is approximately $1.6 billion but whose market value is considerably less -- and write up to market value its fossil generating stations -- older assets that have been depreciated to a book value of approximately $500 million but whose market value is far greater. The write-down of the company's nuclear assets would result in a charge to earnings while the fossil write-up would be a direct increase to equity.

     Illinois Power's Board of Directors likely will make a decision by year's end regarding the Clinton Station. Exploring a potential sale is just one of the alternatives the company is evaluating. Other options include continuing to own and operate the plant, closing it, or forming a consortium with other nuclear station operators.